UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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ARES CAPITAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Ares Capital Corporation

780 Third Avenue, 46th Floor
New York, NY 10017

April 11, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) of Ares Capital Corporation (the “Company”) to be held on May 30, 2006 at 1:00 p.m., Pacific Coast Time, at The Hyatt Regency Century Plaza, 2025 Avenue of the Stars, Los Angeles, California 90067.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the 2006 Annual Meeting. At the meeting, you will be asked to elect two directors of the Company, to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm, and to approve an amended and restated investment advisory and management agreement between the Company and its investment adviser Ares Capital Management LLC.

Your vote is important regardless of the number of shares you own. We urge you to sign, date and mail the enclosed proxy card or authorize your proxy as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

On behalf of your board of directors, thank you for your continued interest and support.

Sincerely,

Bennett Rosenthal
Chairman of the Board

Ares Capital Corporation

780 Third Avenue, 46th Floor
New York, NY 10017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 30, 2006

To the Stockholders of Ares Capital Corporation:

Notice is hereby given that the 2006 Annual Meeting of the Stockholders (the “2006 Annual Meeting” or “Annual Meeting”) of Ares Capital Corporation, a Maryland corporation (the “Company”), will be held on May 30, 2006 at 1:00 p.m., Pacific Coast Time, at The Hyatt Regency Century Plaza, 2025 Avenue of the Stars, Los Angeles, California 90067, for the following purposes:

1.                 To elect two directors to serve for a term of three years, and until their successors are duly elected and qualify;

2.                 To consider and vote upon the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006;

3.                 To consider and vote upon an amended and restated investment advisory and management agreement between the Company and its investment adviser Ares Capital Management LLC.

4.                 To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Only the holders of record of shares of common stock of the Company at the close of business on April 12, 2006 will be entitled to receive notice of and vote at the meeting.

It is important to your interests that all stockholders participate in the affairs of the Company, regardless of the number of shares you own. Accordingly, the Company urges you promptly to fill out, sign and return the enclosed proxy even if you plan to attend the meeting. Instructions are shown on the proxy card. You have the option to revoke the proxy at any time prior to the meeting, or to vote your shares personally on request if you attend the meeting. In the event there are not sufficient votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company.

By Order of the Board of Directors,

Kevin A. Frankel
Secretary

Los Angeles, California
April 11, 2006

Ares Capital Corporation

780 Third Avenue, 46th Floor
New York, NY 10017

Proxy Statement
2006 Annual Meeting of Stockholders

The proxy that accompanies this statement is being solicited by the board of directors of Ares Capital Corporation, a Maryland corporation (the “Company,” “we,” “us” or “our”), for use at the 2006 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 30, 2006 at 1:00 p.m., Pacific Coast Time, at The Hyatt Regency Century Plaza, 2025 Avenue of the Stars, Los Angeles, California 90067, or at any adjournment or postponement thereof. This proxy statement, the accompanying proxy card and the Company’s Annual Report on Form 10-K, which includes audited financial statements for the year ended December 31, 2005, are first being sent to the Company’s stockholders on or about April 13, 2006.

Any stockholder “of record” (i.e., you hold shares directly in your name) giving a valid proxy for the Annual Meeting may revoke it before it is exercised by giving a later dated properly executed proxy, by giving notice of revocation to the Company in writing or at the Annual Meeting or by attending the Annual Meeting and voting in person. However, the mere presence at the Annual Meeting of the stockholder does not revoke the proxy. If your shares are held for your account by a broker, bank or other institution or nominee, you may vote such shares at the meeting only if you obtain proper written authority from your institution or nominee and present it at the meeting. Unless revoked as stated above, the shares of common stock represented by valid proxies will be voted on all matters to be acted upon at the Annual Meeting. With respect to the election of directors, proxies cannot be voted for a greater number of persons than the number of nominees named.

On any matter or matters with respect to which the proxy contains instructions for voting, the votes entitled to be cast by such shares will be cast in accordance with such instructions. If no specification is made, the votes entitled to be cast by such shares will be cast FOR the election of the two director nominees, FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006, and FOR the approval of an amended and restated investment advisory and management agreement between the Company and the investment adviser.

The board of directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, it is the intention of the persons named in the proxies to vote in accordance with their discretion on such matters. The stockholders of the Company have no dissenter’s or appraisal rights in connection with any of  the proposals described herein.

The record date for determination of stockholders entitled to vote at the Annual Meeting is the close of business on April 12, 2006. As of April 7, 2006, there were 38,007,148 shares of common stock outstanding. Each share of common stock has one vote. The presence, in person or by proxy, of the holders of shares of stock of the Company entitled to cast a majority of the votes entitled to be cast shall constitute a quorum for the purposes of the Annual Meeting. If a quorum is not present at the Annual Meeting, the chairman of the meeting or the stockholders who are represented may adjourn the Annual Meeting until a quorum is present. The persons named as proxies will vote those proxies for such adjournment, unless such proxies are marked to be voted against any proposal for which an adjournment is sought, to permit the further solicitation of proxies.

Abstentions and broker non-votes, where a broker proxy indicates that the nominee has not received instructions on a particular proposal and does not have discretionary authority to vote the shares on such proposal, will be deemed to be present for the purpose of determining a quorum for the Annual Meeting. However, abstentions are counted as votes not cast. As a result, the effect of an abstention or broker non-vote will be the same as a vote against Proposal 1 because the affirmative vote of the holders of more than 50% of the outstanding shares of the Company’s common stock is required under the Company’s Bylaws to approve Proposal 1 (to elect two directors to serve for a term of three years, and until their successors are duly elected and qualify), but will have no effect on Proposal 2 because the affirmative vote of a majority of the votes cast at the Annual Meeting is required under the Company’s Bylaws to approve Proposal 2 (to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm). Abstentions and broker non-votes will be the same as votes against Proposal 3 because under the Investment Company Act of 1940 (the “Investment Company Act”), approval of Proposal 3 requires the affirmative vote of the holders of the lesser of (a) 67% or more of the outstanding shares of the Company’s common stock present at the meeting or represented by proxy if the holders of more than 50% of the shares of the Company’s common stock are present or represented by proxy, or (b) more than 50% of the Company’s outstanding shares of common stock.

We will bear the cost of solicitation of proxies in the form accompanying this statement. Proxies will be solicited by mail or by requesting brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of common stock held of record by such brokers, custodians, nominees or fiduciaries, each of whom we will reimburse for its expenses in so doing. In addition to the use of mail, directors, officers and regular employees of the Company, who receive no compensation for their services other than their regular salaries, may solicit proxies personally, by telephone and by electronic mail from stockholders. The Company has engaged the services of Georgeson Shareholder Communications (“Georgeson”)  for the purpose of assisting in the solicitation of proxies (including broker search and delivery services) at a cost of  approximately $12,500 plus reimbursement of certain expenses. Please note that Georgeson may be used to solicit stockholder proxies by telephone on behalf of the Company.

PROPOSAL 1: ELECTION OF DIRECTORS

Under our charter (“Charter”) and Amended and Restated Bylaws (“Bylaws”) (together, our “Charter Documents”), our directors are divided into three classes. Directors are elected for a staggered term of three years each, with a term of office of only one of these three classes of directors expiring each year. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies.

The terms of Robert L. Rosen and Bennett Rosenthal, the Class II directors, will expire at the 2006 Annual Meeting, and they have been nominated by the Nominating Committee of the board of directors, in accordance with our Bylaws, to stand for re-election at the Annual Meeting and to hold office until the annual meeting to be held in 2009 and until their successors are elected and qualify. Our Charter Documents provide that directors shall be elected by the affirmative vote of the holders of a majority of the shares of stock outstanding and entitled to vote in such election. Therefore, the affirmative vote of a majority of the shares of common stock outstanding as of the close of business on record date is required to elect Mr. Rosen and Mr. Rosenthal as directors of the Company for the term for which they have been nominated.

A stockholder can vote for or withhold his or her vote from such nominees. In the absence of instructions to the contrary, it is the intention of the persons named as proxies to vote such proxy FOR the election of the nominees named below. If either nominee should decline or be unable to serve as a director, it is intended that the proxy will be voted for the election of such person as is nominated as a replacement. The board of directors has no reason to believe that either nominee will be unable or unwilling to serve.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF ROBERT L. ROSEN AND BENNETT ROSENTHAL AS DIRECTORS OF THE COMPANY FOR THE TERM FOR WHICH THEY HAVE BEEN NOMINATED.

Information about the Director Nominees, the Directors and the Executive Officers

The following information as of April 7, 2006 was furnished to the Company by each director nominee and each currently serving director and executive officer, and sets forth the name, age, principal occupation or employment of each such person, all positions and offices such director nominee, director or executive officer has held with the Company, and the period during which he or she has served as a director or executive officer of the Company. Messrs. Rosen and Rosenthal have not been proposed for election, nor has any director or executive officer of the Company been selected as a director or officer of the Company, pursuant to any agreement or understanding with the Company or any other person. Ares Partners Management Company LLC (“Ares Partners”) and its affiliated companies, including Ares Management LLC, are collectively referred to as “Ares”.

Name, Address and Age(1)	Position(s) Held with Fund	Term of Office and Length of Time Served	Principal Occupation(s) During Past 5 Years	Number of Portfolios in Fund Complex Overseen by Director or Nominee	Other Directorships Held by Director or Nominee for Director
Nominee for Interested Class II Director—Term Expiring in 2009
Robert L. Rosen, 59(2)	Director	Class II Director since 2004; Term expires 2006

Mr. Rosen has served since August 2005 as managing partner of RLR Capital Partners and RLR Focus Fund which invest principally in the securities of publicly traded North American companies. From February 2005 until August 2005, Mr. Rosen worked on the documentation and fund raising leading to the launch of RLR Capital Partners and RLR Focus Fund. Mr. Rosen served from July 2003 until February 2005 as co-Managing Partner of Dolphin Domestic Fund II, a diversified private investment partnership that invested primarily in publicly traded North American companies. From January 2003 until July 2003, Mr. Rosen pursued business opportunities. Mr. Rosen served as Chairman and CEO from 1999 to 2002 of National Financial Partners, an independent distributor of financial services to high net worth individuals and small to medium-sized corporations founded by Mr. Rosen in 1998.

None(4)

Bennett Rosenthal, 42(3)	Director and Chairman	Class II Director since 2004; Term expires 2006	Mr. Rosenthal has been a member of Ares since 1998 and serves as a senior partner in the Ares Private Equity Group.	None(4)
Independent Directors
Douglas E. Coltharp, 44	Director	Class I Director since 2004; Term expires 2008

Mr. Coltharp has been the Executive Vice President and Chief Financial Officer of Saks Incorporated (NYSE ‘‘SKS’’), a publicly listed company which operates department stores, since November 1996. Mr. Coltharp also serves on the Boards of Directors of Stratus Technologies, Inc. and Under Armour, Inc.

None(4)
Frank E. O’Bryan, 72	Director	Class III Director since 2005; term expires in 2007	Since 2004, Mr. O’Bryan has been retired. Mr. O’Bryan served as Chairman of Board of WMC Mortgage Company from 1997 to 2003 and as Vice-Chairman until 2004.	None(4)	Standard Pacific Corporation, Farmers & Merchants Bank
Eric B. Siegel, 48	Director	Class III Director since 2004; Term expires 2007

Since 1995, Mr. Siegel has been an independent business consultant through a limited liability company owned by Mr. Siegel, providing advice principally with respect to acquisition strategy and structuring, and the subsequent management of acquired companies.

				None(4)	El Paso Electric Company and Kerzner International Limited

Executive Officers
Michael J. Arougheti, 33	President	Since 2004; Indefinite term

Since 2006, Mr. Arougheti has been a member of Ares and since 2004, Mr. Arougheti has served as a member of the investment committee of Ares Capital Management LLC, the Company’s investment adviser. From October 2001 until joining Ares in May 2004, Mr. Arougheti served as Managing Partner of Principal Finance Group of RBC Capital Partners and a member of its Mezzanine Investment Committee. From September 1994 until October 2001, Mr. Arougheti was a Principal of Indosuez Capital responsible for originating, structuring and executing leveraged transactions.

Kevin A. Frankel, 44	Chief Compliance Officer and Secretary	Since 2004; Indefinite term

Mr. Frankel has been the General Counsel of Ares since April 2003 and a Transaction Partner of the Ares Private Equity Group since 2005. From 2000 to 2003, Mr. Frankel was the Senior Vice President—Business Development and General Counsel of RiverOne, Inc., a company providing supply chain management software and services. Prior to that, Senior Vice President-Operations and General Counsel of Aurora National Life Assurance Company.

Merritt S. Hooper, 44	Vice President of Investor Relations and Treasurer	Since 2004; Indefinite term	Since 1991, Ms. Hooper has served as a senior investment analyst in the Capital Markets Group and since 2001 has served as the Vice President of Investor Relations for all Ares funds.

Daniel F. Nguyen, 34	Chief Financial Officer	Since 2004; Indefinite term

Mr. Nguyen has served as the Chief Financial Officer of Ares since 2003. Prior to that Mr. Nguyen served as Director of Accounting & Operations at Ares from 2001 to 2002. From 2000 to 2001, Mr. Nguyen served as Accounting Manager at Ares.

(1)          The business address of the director nominee and each director and executive officer is c/o Ares Capital Corporation, 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067.

(2)          Ares Management LLC is in discussions with Mr. Rosen regarding expanding his relationship with Ares Management. If those discussions bear fruit, Mr. Rosen may no longer be considered an ‘‘independent’’ director of Ares Capital. As a result, in an abundance of caution, we are treating Mr. Rosen as an ‘‘interested person’’ of the Company as defined in section 2(a)(19) of the 1940 Act.

(3)          Such director is an ‘‘interested person’’ of the Company as defined in Section 2(a)(19) of the 1940 Act because he is on the investment committee of Ares Capital Management LLC, the Company’s investment adviser, and is a member of  Ares Partners Management Company LLC, the parent of Ares Management LLC, the managing member of the investment adviser.

(4)          Other than the Company.

Information about Independent Directors

Douglas E. Coltharp, 44, has served as a director of the Company since 2004. He joined Saks Incorporated as Executive Vice President and Chief Financial Officer in November 1996. Saks Incorporated (NYSE ‘‘SKS’’) is comprised of two business segments, Parisian, a specialty department store business, and Saks Fifth Avenue Enterprises, which operates Saks Fifth Avenue luxury department stores and Off 5th Saks Fifth Avenue Outlet. Prior to joining Saks Incorporated Mr. Coltharp spent ten years in the Corporate Finance Department of NationsBank (now known as Bank of America), most recently as Senior Vice President and head of the Southeast Corporate Finance Group headquartered in Atlanta. Mr. Coltharp holds a B.S. in Finance and Economics from Lehigh University in Bethlehem, Pennsylvania and an M.B.A. from the Wharton School, University of Pennsylvania, in Philadelphia, Pennsylvania. Mr. Coltharp also serves on the Boards of Directors of Stratus Technologies, Inc. and Under Armour, Inc.

Frank E. O’Bryan, 72, served as Chairman of the Board of WMC Mortgage Company from 1997 to 2003 and as a Vice Chairman until 2004 when the company was sold to General Electric Corporation. Mr. O’Bryan served as Vice Chairman of Shearson/American Express Mortgage Corp. and as a Director of Shearson American Express from 1981 to 1985 and prior to that served as a Director and senior executive of Shearson Hayden Stone from 1979 to 1981. Mr. O’Bryan has been a Director of The First American Corporation since 1994. Since 2003 he has been a Director of Standard Pacific Corporation and a Director of Farmers & Merchants Bank since 2004. Mr. O’Bryan is a past member of the board of directors of both Damon Corporation and Grubb & Ellis.

Eric B. Siegel, 48, has served as a director of the Company since 2004. Since 1995, Mr. Siegel has been an independent business consultant providing advice through a limited liability company owned by Mr. Siegel, principally with respect to acquisition strategy and structuring, and the subsequent management of acquired entities. Mr. Siegel is a Director and Chairman of the Executive Committee of El Paso Electric Company, an NYSE publicly traded utility company. Mr. Siegel is a member of the Board of Directors of Kerzner International Limited, an NYSE publicly traded company that develops and operates destination casino resorts, luxury resort hotels and gaming properties worldwide. He is the Chairman of the Audit and Compensation Committees at Kerzner International. Mr. Siegel is a retired limited partner of Apollo Advisors, L.P. and Lion Advisors, L.P. Mr. Siegel is also a member of the Board of Trustees of the Marlborough School, where he also serves as Finance Chair, a member of the Board of Directors of the Friends of the Los Angeles Free Clinic and a board member of Reprise! Broadway’s Best, a non-profit theatre organization. Mr. Siegel holds his Bachelor of Arts degree Summa Cum Laude and law degree Order of the Coif from the University of California at Los Angeles.

Information about Interested Directors

Robert L. Rosen, 59, has served as a director of the Company since 2004. Mr. Rosen is managing partner of RLR Capital Partners and RLR Focus Fund which invests principally in the securities of publicly traded North American companies. Mr. Rosen served from 2003 until 2005 as co-Managing Partner of Dolphin Domestic Fund II. In 1998, Mr. Rosen founded National Financial Partners (‘‘NFP’’), an independent distributor of financial services to high net worth individuals and small to medium-sized corporations. He served as NFP’s CEO from 1998 to 2000 and as its Chairman until January 2002. From 1987 to the present, Mr. Rosen has been CEO of RLR Partners, LLC, a private investment firm with interests in financial services, healthcare, media and multi-industry companies. From 1989 to 1993 Mr. Rosen was Chairman and CEO of Damon Corporation, a leading healthcare and laboratory testing company that was ultimately sold to Quest Diagnostics. From 1983 to 1987, Mr. Rosen was Vice Chairman of Maxxam Group. Prior to that, Mr. Rosen spent twelve years at Shearson American Express in positions in research, investment banking and senior management, and for two years was Assistant to Sanford Weill, the then Chairman and CEO of Shearson. Mr. Rosen holds an MBA in finance from NYU’s Stern School. Ares Management is in discussions with Mr. Rosen regarding expanding his relationship with Ares

Management. If those discussions bear fruit, Mr. Rosen may no longer be considered an ‘‘independent’’ director of Ares Capital. As a result, in an abundance of caution, we are treating Mr. Rosen as an ‘‘interested person’’ of the Company as defined in section 2(a)(19) of the 1940 Act.

Bennett Rosenthal, 42, has served as a Chairman and director of the Company since 2004. Mr. Rosenthal is a founding member of Ares and functions as a Senior Partner in the Private Equity Group. Since 1998, Mr. Rosenthal has also overseen all of Ares’ mezzanine debt investments. Prior to joining Ares, Mr. Rosenthal was a Managing Director in the Global Leveraged Finance Group of Merrill Lynch and was responsible for originating, structuring and negotiating many leveraged loan and high yield financings. Mr. Rosenthal was also a senior member of Merrill Lynch’s Leveraged Transaction Commitment Committee. Mr. Rosenthal is a member of the following Boards of Directors: AmeriQual Management, Inc., Douglas Dynamics, LLC, Maidenform Brands, Inc. and Marietta Corporation. He is also the Co-Chairman of the Board of Directors of National Bedding Company LLC (Serta). Mr. Rosenthal graduated summa cum laude with a BS in Economics from the University of Pennsylvania’s Wharton School of Business where he also received his MBA with distinction. Bennett Rosenthal is an ‘‘interested person’’ of the Company as defined in section 2(a)(19) of the 1940 Act because he is on the investment committee of Ares Capital Management, the Company’s investment adviser, and is a member of Ares Partners Management Company LLC, the parent of Ares Management, LLC, the managing member of the investment adviser.

Information about Executive Officers

Michael J. Arougheti, 33, is President of the Company and joined Ares in May 2004 and is currently a member of Ares. Prior to that time, Mr. Arougheti was employed by Royal Bank of Canada, where he was a Managing Partner of the Principal Finance Group of RBC Capital Partners and a member of the firm’s Mezzanine Investment Committee. At RBC Capital Partners, Mr. Arougheti oversaw an investment team that originated, managed and monitored a diverse portfolio of middle market leveraged loans, senior and junior subordinated debt, preferred equity, and common stock and warrants on behalf of RBC and other third-party institutional investors. Mr. Arougheti joined Royal Bank of Canada in October 2001 from Indosuez Capital, where he was a Principal, responsible for originating, structuring and executing leveraged transactions across a broad range of products and asset classes. Mr. Arougheti sat on the firm’s Investment Committee and was also active in the firm’s private equity fund investment and fund of funds program. Prior to joining Indosuez in 1994, Mr. Arougheti worked at Kidder Peabody & Co., where he was a member of the firm’s Mergers and Acquisitions Group advising clients in various industries, including natural resources, pharmaceuticals and consumer products. Mr. Arougheti has extensive experience in leveraged finance, including senior bank loans, mezzanine debt and private equity. He has worked on a range of transactions for companies in the consumer products, manufacturing, healthcare, retail and technology industries. Mr. Arougheti received a B.A. in Ethics, Politics and Economics, cum laude, from Yale University.

Kevin A. Frankel, 44, has served as Chief Compliance Officer and Secretary of the Company since 2004. Mr. Frankel joined Ares as General Counsel in April 2003. Mr. Frankel became a Transaction Partner in Ares Private Equity Group in July 2005. From 2000 to 2002, Mr. Frankel was with RiverOne, Inc., a company providing supply chain management software and services, most recently as Senior Vice President—Business Development and General Counsel. From 1995 to 2000, Mr. Frankel was with Aurora National Life Assurance Company, most recently as Senior Vice President-Operations and General Counsel. From 1986 to 1995, Mr. Frankel was with the law firm of Irell & Manella, most recently as a partner, resident in its corporate securities group and specializing in mergers and acquisitions. Mr. Frankel received his JD in 1986 from the UCLA School of Law, where he was awarded a John M. Olin Fellowship in Law and Economics for academic achievement and graduated Order of the Coif. He received his BA from UCLA in 1983.

Merritt S. Hooper, 44, has served as Vice President of Investor Relations and Treasurer of the Company since 2004. Ms. Hooper is a founding investment professional of Ares and functions as the Director of Investor Relations for all Ares funds as well as a senior investment analyst in the Capital Markets Group. Prior to Ares, Ms. Hooper was associated with Lion Advisors (an affiliate of Apollo Advisors) from 1991 to 1997 and worked as a senior credit analyst participating in both portfolio management and strategy. From 1987 until 1991, Ms. Hooper was with Columbia Savings and Loan, most recently as Vice President in the Investment Management Division. Ms. Hooper serves on the executive and investment boards of Cedars-Sinai Medical Center in Los Angeles. Ms. Hooper graduated from the University of California at Los Angeles (UCLA) with a BA in Mathematics and received her MBA in Finance from UCLA’s Anderson School of Management.

Daniel F. Nguyen, 34, has served as Chief Financial Officer of the Company since 2004 and joined Ares in August 2000. From 1996 to 2000, Mr. Nguyen was with Arthur Andersen LLP, where he was in charge of conducting business audits on various financial institutions, performing due diligence investigation of potential mergers and acquisitions, and analyzing changes in accounting guidelines for derivatives. At Arthur Andersen LLP, Mr. Nguyen also focused on treasury risk management and on mortgage-backed securities and other types of structured financing. Mr. Nguyen graduated with a BS in Accounting from the University of Southern California’s Leventhal School of Accounting and received an MBA in Global Business from Pepperdine University’s Graziadio School of Business and Management. Mr. Nguyen also studied European business at Oxford University in England as part of the MBA curriculum. Mr. Nguyen is a CFA charterholder and a Certified Public Accountant.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 7, 2006, the number of shares of the Company’s common stock beneficially owned by each of its current directors and executive officers, all directors and executive officers as a group, and certain beneficial owners, according to information furnished to the Company by such persons.

Beneficial ownership is determined in accordance with the rules of the Commission and includes voting or investment power with respect to the securities. Ownership information for those persons who beneficially own 5% or more of our shares of common stock is based upon Schedule 13D, Schedule 13G or other filings by such persons with the Securities and Exchange Commission (the “Commission”) and other information obtained from such persons.

The address for each of the directors and executive officers is c/o Ares Capital Corporation, 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Beneficial Owners of more than 5%:
Non-Management Beneficial Owners
Deutsche Bank AG	1,957,816		5.17%
Entities affiliated with John S. Osterweis(2)	2,865,170		7.56%
Directors and Executive Officers:
Interested Directors
Robert L. Rosen	None
Bennett Rosenthal	None	(3)
Independent Directors
Douglas E. Coltharp	None
Frank E. O’Bryan	None
Eric B. Siegel	None
Executive Officers
Michael J. Arougheti	None	(3)
Daniel F. Nguyen	None
Kevin A. Frankel	None
Merritt S. Hooper	None
All Directors and Executive Officers as a Group (9 persons)	None	(3)

(1)          Based on 38,007,148 shares of common stock outstanding as of April 7, 2006.

(2)          Osterweis Capital Management, Inc. holds  1,042,755 of these shares and Osterweis Capital Management, LLC holds 1,822,395 of these shares. John S. Osterweis is the President of both Osterweis Capital Management, Inc. and Osterweis Capital Management, LLC and as a result may be deemed to be the indirect beneficial owner of the shares beneficially owned by Osterweis Capital Management, Inc. and Osterweis Capital Management, LLC.

(3)          Ares Partners Management Company LLC and its wholly owned subsidiary, Ares Management, Inc., the manager of Ares Management LLC, are the only members of Ares Management LLC. Bennett Rosenthal and Michael Arougheti are members of Ares Partners Management Company LLC. Under applicable law, Messrs. Rosenthal  and Arougheti and their respective spouses may be deemed to be beneficial owners of 666,667 shares of our common stock owned of record by Ares Capital Management LLC by virtue of such status. Each of such persons disclaims beneficial ownership of all shares of Ares Capital common stock owned by Ares Capital Management LLC, except to the extent of their indirect pecuniary interest therein.

DOLLAR RANGE OF SECURITIES BENEFICIALLY OWNED BY DIRECTORS

The following table sets forth the dollar range of our equity securities beneficially owned by the director nominee and each of our other directors as of April 7, 2006. We are not part of a “family of investment companies,” as the term is defined in the 1940 Act.

Name of Director	Dollar Range of Equity Securities in the Company(1)(2)
Independent directors(3)
Douglas E. Coltharp	$	None
Frank E. O’Bryan	$	None
Eric B. Siegel	$	None
Interested directors
Bennett Rosenthal	$	None
Robert L. Rosen	$	None

(1)          The dollar ranges are as follows: none, $1-$10,000, $10,001-$50,000, $50,001-$100,000, or over $100,000.

(2)          Beneficial ownership determined in accordance with Rule 16a-1(a)(2) under the Exchange Act.

(3)          As of April 7, 2006, to the best of the Company’s knowledge, none of the independent directors or nominees, nor any of their immediate family members, had any interest in the Company, the Company’s investment adviser, or any person or entity directly or indirectly controlling, controlled by, or under common control with the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act, the Company’s directors and executive officers, and any persons holding 10% or more of its common stock, are required to report their beneficial ownership and any changes therein to the Commission and the Company. Specific due dates for those reports have been established, and the Company is required to report herein any failure to file such reports by those due dates. Based solely upon a review of Forms 3, 4 and 5 filed by such persons, the Company believes that each of its officers and directors and any persons holding 10% or more of its common stock, complied with all Section 16(a) filing requirements applicable to them during the fiscal year ended December 31, 2005.

COMMITTEES OF THE BOARD OF DIRECTORS

Organization of the Board of Directors

Our board of directors has established an audit committee and a nominating committee. We do not have a compensation committee because our executive officers do not receive any direct compensation from us. During 2005, the board of directors held fourteen formal meetings. All directors attended at least 75% of the aggregate number of meetings of the board of directors and of the respective committees on which they served. The audit committee held six formal meetings during 2005, and the nominating committee held three formal meeting during 2005. The Company encourages, but does not require, the directors to attend the Company’s annual meeting of its stockholders.

Audit Committee

The members of the audit committee are Messrs. Coltharp, O’Bryan and Siegel, each of whom is independent for purposes of the 1940 Act and The NASDAQ National Market corporate governance regulations. Mr. Coltharp serves as chairman of the audit committee. The board of directors has adopted a charter for the audit committee, which  is available on the Company’s website (http://www.arescapitalcorporation.com). The audit committee is responsible for approving our independent accountants, reviewing with our independent accountants the plans and results of the audit engagement, approving professional services provided by our independent accountants, reviewing the independence of our independent accountants and reviewing the adequacy of our internal accounting controls. The audit committee is also responsible for aiding our board of directors in fair value pricing debt and equity securities that are not publicly traded or for which current market values are not readily available. Where appropriate, the board of directors and the audit committee may utilize the services of an independent valuation firm to help them determine the fair value of these securities. Our board of directors has determined that Douglas E. Coltharp and Frank E. O’Bryan are each an “audit committee financial expert” (as defined in Item 401 of Regulation S-K).

Nominating Committee

The members of the nominating committee are Messrs. Coltharp, O’Bryan and Siegel, each of whom is independent for purposes of the 1940 Act and The NASDAQ National Market corporate governance regulations. Mr. Siegel serves as chairman of the nominating committee. Our board of directors has adopted a charter for the nominating committee, which is available on the Company’s website (http://www.arescapitalcorporation.com). The nominating committee is responsible for selecting, researching and nominating directors for election by our stockholders, selecting nominees to fill vacancies on the board or a committee of the board, developing and recommending to the board a set of corporate governance principles and overseeing the evaluation of the board and our management.

The nominating committee’s policy is to identify potential nominees based on suggestions from the President of the Company, members of the nominating committee, other members of the board of directors, other executive officers, and stockholders and by other means, and to evaluate such persons as a committee. In addition, from time to time, the board of directors may determine that it requires a director with a particular expertise or qualification and will actively recruit such a candidate.

Qualified candidates for membership on the board of directors will be considered without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The nominating committee will review and evaluate each candidate’s character, judgment, skills (including financial literacy), background, experience and other qualifications (without regard to whether a nominee has been recommended by the Company’s stockholders), as well as the overall composition of the board of directors, and recommend to the board of directors for its approval the slate of directors to be nominated for election at the annual meeting of the Company’s stockholders.

In considering possible candidates for election as a director, the nominating committee takes into account, in addition to such other factors as it shall deem relevant, the desirability of selecting directors who:

•       are of high character and integrity;

•       are accomplished in their respective fields, with superior credentials and recognition;

•       have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•       have sufficient time available to devote to the affairs of the Company;

•       are able to work with the other members of the board of directors and contribute to the success of the Company;

•       can represent the long-term interests of the Company’ stockholders as a whole; and

•       are selected such that the board of directors represents a range of backgrounds and experience.

The nominating committee also considers all applicable legal and regulatory requirements that govern the composition of the board of directors.

The nominating committee may consider recommendations for nomination of directors from our stockholders. Nominations made by stockholders must be delivered to or mailed (setting forth the information required by our Bylaws) and received at our principal executive offices not earlier than 150 days nor fewer than 120 days in advance of the first anniversary of the date on which we first mailed our proxy materials for the previous year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting has changed by more than 30 days from the prior year, the nomination must be received not earlier than the 150th day prior to the date of such annual meeting nor later than the later of (i) the 120th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of such meeting date is first made.

In addition to information regarding the nominating stockholder as set forth in the Company’s Bylaws, a stockholder’s notice shall set forth as to each individual whom the stockholder proposes to nominate for election or reelection as a director:

•       the name, age, business address and residence address of such individual;

•       the class, series and number of any shares of stock of the Company that are beneficially owned by such individual;

•       the date such shares were acquired and the investment intent of such acquisition;

•       whether such stockholder believes any such individual is, or is not, an “interested person” of the Company, as defined in the 1940 Act or is, or is not, “independent” as set forth in the requirements established by the NASDAQ National Market or any other exchange or automated quotation service on which the Company’s securities are listed, and information regarding such individual that is sufficient, in the discretion of the board of directors or any committee thereof or any authorized officer of the Company, to make either such determination; and

•       all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act of 1934 (the “Exchange Act”) (including such individual’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

All nominees properly submitted to the Company (or which the nominating committee otherwise elects to consider) will be evaluated and considered by the members of the nominating committee using the same criteria as nominees identified by the nominating committee itself.

Compensation Committee

We do not have a compensation committee because our executive officers do not receive any direct compensation from us.

Communications Between Stockholders and Board of Directors

The board of directors welcomes communications from the Company’s stockholders. Stockholders may send communications to the board of directors, or to any particular director, to the following address: c/o Ares Capital Corporation, 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067. Stockholders should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

Code of Conduct

The Company has adopted a code of conduct which applies to, among others, its senior officers, including its President and its Chief Financial Officer, as well as every employee of the Company. The Company’s code can be accessed via the Company’s website at http://www.arescapitalcorporation.com. The Company intends to disclose any amendments to or waivers of required provisions of the code on Form 8-K.

COMPENSATION TABLE

The following table shows information regarding the compensation anticipated to be received by the directors, none of which is an employee of the Company, for the fiscal year ending December 31, 2005. No compensation is paid to directors who are “interested persons.”  No information has been provided with respect to executive officers of the Company, since our executive officers do not receive any direct compensation from us.

Name	Aggregate compensation from the Company(1)	Pension or retirement benefits accrued as part of our expenses(2)	Total compensation from Fund and Fund Complex paid to directors
Independent directors
Douglas E. Coltharp	$99,000	None	$99,000
Frank E. O’Bryan	$38,500	None	$38,500
Eric B. Siegel	$96,000	None	$96,000
Interested directors
Robert L. Rosen	$70,500	None	$70,500
Bennett Rosenthal	None	None	None

(1)          For a discussion of the independent directors’ compensation, see below.  In addition, please note that the consideration received by Mr. Rosen in 2005 was for his services prior to the time he was treated as an interested director.

(2)          We do not have a profit sharing or retirement plan, and directors do not receive any pension or retirement benefits.

The independent directors receive an annual fee of $50,000. They also receive $2,500 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each board meeting and will receive $1,000 plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each committee meeting. In addition, the chairman of the audit committee receives an annual fee of $5,000 and each chairman of any other committee receives an annual fee of $2,000 for their additional services in these capacities. In addition, we have purchased directors’ and officers’ liability insurance on behalf of our directors and officers. Independent directors have the option to receive their directors’ fees paid in shares of our common stock issued at a price per share equal to the greater of net asset value or the market price at the time of payment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We are party to an investment advisory and management agreement with Ares Capital Management LLC, whose sole member is Ares Management LLC, an entity in which our senior management and our chairman of the board has ownership and financial interests. Our senior management also serve as principals of other investment managers affiliated with Ares Management LLC that may in the future manage investment funds with investment objectives similar to ours. In addition, certain of our executive officers and directors and the members of the investment committee of our investment adviser, Ares Capital Management LLC, serve or may serve as officers, directors or principals of entities that operate in the same or related line of business as we do or of investment funds managed by our affiliates. Accordingly, we may not be given the opportunity to participate in certain investments made by investment funds managed by advisers affiliated with Ares Management LLC. However, our investment adviser and other members of Ares intend to allocate investment opportunities in a fair and equitable manner that meet our investment objectives and strategies so that we are not disadvantaged in relation to any other client. The address of Ares Capital Management LLC is 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067.

Pursuant to the terms of the administration agreement, Ares Technical Administration, LLC currently provides us with the office facilities and administrative services necessary to conduct our day-to-day operations. Ares Management LLC is the sole member of and controls Ares Technical Administration, LLC. The address of Ares Technical Administration, LLC is 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067. However, we have entered into a new lease and as of July 2006 will lease new office facilities directly (the “New Office Space”) from a third party. In addition, we have entered into a sublease with Ares Management LLC whereby Ares Management will sublease approximately 25% of the New Office Space for a fixed rent equal to 25% of the basic annual rent payable by us under the new lease, plus certain additional costs and expenses.

We have also entered into a license agreement with Ares pursuant to which Ares has agreed to grant us a non-exclusive, royalty-free license to use the name ‘‘Ares.’’ Under this agreement, we will have a right to use the Ares name, for so long as Ares Capital Management LLC or one of its affiliates remains our investment adviser. Other than with respect to this limited license, we will have no legal right to the ‘‘Ares’’ name. This license agreement will remain in effect for so long as the investment advisory and management agreement with our investment adviser is in effect.

In connection with our initial public offering, our investment adviser paid to underwriters, on our behalf, an additional sales load of $2,475,000. This amount accrued interest at a variable rate that adjusted quarterly equal to the three-month LIBOR plus 2.00% per annum. We repaid this amount, plus accrued and unpaid interest, in February 2006.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has selected KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2006 and is submitting the selection of KPMG LLP to the stockholders for ratification.

If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of a majority of the votes cast at the Annual Meeting will be required to ratify the selection of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2006.

KPMG LLP has advised us that neither the firm nor any present member or associate of it has any material financial interest, direct or indirect, in the Company or its subsidiaries.

The Company expects that a representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she so chooses and will be available to answer questions.

The Company engaged KPMG LLP to act as its independent auditors during 2005.

FEES PAID TO KPMG LLP FOR 2005

The following are aggregate fees billed to the Company by KPMG LLP during 2005:

Fiscal Year Ended
December 31, 2005
Audit Fees	$201,000
Audit-Related Fees	$70,000
Tax Fees	$40,000
All Other Fees	$—
Total Fees	$311,000

Audit Fees

Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings.

Audit Related Fees

Audit-related fees are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees

Tax fees consist of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

All Other Fees

All other fees consist of fees for products and services other than the services reported above.

The Audit Committee, or the Chairman of the Audit Committee to whom such authority was delegated by the Audit Committee, must pre-approve all services provided by the independent auditor. Any such pre-approval by the Chairman must be presented to the Audit Committee at its next scheduled meeting. The Audit Committee has also adopted policies and procedures for pre-approving certain non-prohibited work performed by our independent auditor. Specifically, the committee has pre-approved the use of KPMG for detailed, specific types of services within the  following categories: permitted audit, audit-related, tax and other. In each case, the committee has also set a specific annual limit on the amount of such services which the Company would obtain from our independent auditor. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management. All of the audit and audit-related services provided by KPMG LLP for the fiscal year ended December 31, 2005 were pre-approved by the audit committee.

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any such filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

REPORT OF THE AUDIT COMMITTEE

Our role is to assist the board of directors in fulfilling its oversight responsibilities by (i) overseeing the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements, and (ii) reviewing the financial reports and other financial information provided by the Company to the public. However, it is not our duty to plan or conduct the audits or to determine that the Company’s financial statements are complete, accurate and in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent auditors.

We have reviewed and discussed the Company’s audited financial statements with management and with KPMG LLP, the Company’s independent auditors for 2005. We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended. We have received from KPMG LLP the written statements required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent auditors their firm’s independence.

Based on the review and discussions referred to above, we have recommended to the board of directors that the audited consolidated financial statements for the year ended December 31, 2005 be included in the Company’s Annual Report on Form 10-K for such year for filing with the Commission. In addition, we have engaged KPMG LLP to serve as the Company’s independent accountants for the year ended December 31, 2006.

The Audit Committee
Douglas E. Coltharp (Chairman)
Frank E. O’Bryan
Eric B. Siegel

The affirmative vote of a majority of the votes cast at the Annual Meeting is required for ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. The persons named in the accompanying proxy intend to vote proxies received by them in favor of this proposal unless a choice “Against” or “Abstain” is specified.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING FOR RATIFICATION OF THE SELECTION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

PROPOSAL 3: APPROVAL OF AMENDED AND RESTATED INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

Stockholders of the Company are being asked to approve an amended and restated investment advisory and management agreement (the “Restated Agreement”) between the Company and its investment adviser, Ares Capital Management LLC. The Restated Agreement is attached as Exhibit A to this Proxy Statement. At an in-person meeting of the board of directors of the Company held on February 24, 2006, the board of directors, including all of the directors who are not “interested persons” of the Company as defined in the Investment Company Act, unanimously voted to approve the Restated Agreement with the investment adviser as being in the best interests of the Company’s stockholders. The board of directors then directed that the Restated Agreement be submitted to stockholders for approval with the board of director’s recommendation that the stockholders of the Company vote to approve the Restated Agreement.

The affirmative vote of a “majority,” as defined in the Investment Company Act, of the outstanding shares of the Company is required to approve Proposal No. 3. Under the Investment Company Act, the vote of holders of a “majority” means the vote of the holders of the lesser of (a) 67% or more of the outstanding shares of the Company’s common stock present at the meeting or represented by proxy if the holders of more than 50% of the shares of the Company’s common stock are present or represented by proxy, or (b) more than 50% of the Company’s outstanding shares of common stock.

Reason for the Restated Agreement

Currently, the Company has an Investment Advisory and Management Agreement (the “Existing Agreement”) with its investment adviser Ares Capital Management LLC. Subject to the overall supervision of our board of directors, the investment adviser manages the day-to-day operations of, and provides investment advisory and management services to, the Company. Last year, as part of an industry sweep, the SEC’s Fort Worth District Office (the “District Office”) conducted a limited scope examination of the Company. As a result of this examination, by letter dated September 29, 2005, the District Office—while noting that the fees we have already paid to our investment adviser do not appear to exceed those allowable by law—raised issues regarding the clarity of the language in our investment advisory and management agreement and certain aspects of our method of calculation of the capital gains portion of the incentive fee contained in that agreement.

The District Office’s letter noted that the Chief Accountant’s Office of the Division of Investment Management has interpreted the language in Section 205(b)(3)(A) of the Investment Advisers Act of 1940 to generally allow two basic methodologies for calculating the capital gains portion of the incentive fee. The first, called the “period-to-period” method, bases the capital gains fee on realized capital gains net  of realized capital losses over a specified period (e.g., one year) reduced by the amount of unrealized depreciation over the same period. Under the period-to-period method, the calculation of unrealized depreciation of each portfolio security over the period must be based upon the market value at the end of the period compared to the market value at the beginning of the period. The second, called the “cumulative” method, bases the capital gains fee on the cumulative net realized capital gains less unrealized depreciation as of the date of the calculation, less the amount of fees paid to the adviser to date. Under the cumulative method, the calculation of unrealized depreciation of each portfolio security must be based upon the market value of each security as of the date of such calculation compared to its adjusted cost.

We intended to use the cumulative method to calculate the capital gains portion of the incentive fee. However, the District Office raised issues regarding the clarity of the language in our investment advisory and management agreement. In response, our investment adviser agreed that in calculating payments of the capital gains portion of the incentive fee, we would use the calculation that results in the lowest incentive fee payment to the investment adviser until our next stockholder meeting, where we would seek the vote of our stockholders to clarify or amend and restate our investment advisory and management agreement to make our method of calculation clear. As a result, we are seeking stockholder approval of the Restated Agreement to clarify that the cumulative method will be used under the Restated Agreement to calculate the capital gains portion of the incentive fee. The use of the period-to-period method or the cumulative method could lead to different totals for the capital gains portion of the incentive fee. For example, the period to period method resulted in investment adviser fees payable for the capital gains portion of our incentive fee for fiscal 2005 that were approximately $13,000 or 1% less than the fees we would have paid under the cumulative method.

Terms of the Current Advisory Arrangements

Under the terms of the Existing Agreement, the investment adviser determines the composition of our portfolio, the nature and timing of the changes to our portfolio and the manner of implementing such changes, identifies, evaluates and negotiates the structure of the investments we make (including performing due diligence on our prospective portfolio companies), closes and monitors the investments we make, and determines the securities and other assets that we purchase, retain or sell. The investment adviser’s services under the Existing Agreement are not exclusive, and it is free to furnish similar services to other entities. The Existing Agreement was approved by the Company’s sole stockholder at the time on September 8, 2004.

Pursuant to the Existing Agreement, the Company pays the investment adviser a fee for investment advisory and management services consisting of two components—a base management fee and an incentive fee.

The base management fee is calculated at an annual rate of 1.5% of our total assets (other than cash or cash equivalents but including assets purchased with borrowed funds). The base management fee is payable quarterly in arrears. The base management fee is calculated based on the average value of our total assets (other than cash or cash equivalents but including assets purchased with borrowed funds) at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base management fees for any partial month or quarter are appropriately pro rated.

The incentive fee has the following two parts:

One part is calculated and payable quarterly in arrears based on our pre-incentive fee net investment income. Pre-incentive fee net investment income means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive from portfolio companies) accrued during the calendar quarter, minus our operating expenses for the quarter (including the base management fee, expenses payable under the administration agreement, and any interest expense and dividends paid on any outstanding preferred stock, but excluding the incentive fee). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as market discount, debt instruments with payment-in-kind interest, preferred stock with payment-in-kind dividends and zero coupon securities), accrued income that we have not yet received in cash. The investment adviser is not under any obligation to reimburse us for any part of the incentive fee it received that was based on accrued income that we never receive as a result of a default by an entity on the obligation that resulted in the accrual of such income.

Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Because of the structure of the incentive fee, it is possible that we may pay an incentive fee in a quarter where we incur a loss. For example, if we receive pre-incentive fee net investment income in excess of the hurdle rate for a quarter, we will pay the applicable incentive fee even if we have incurred a loss in that quarter due to realized and unrealized capital losses.

Pre-incentive fee net investment income, expressed as a rate of return on the value of our net assets at the end of the immediately preceding calendar quarter, will be compared to a fixed “hurdle rate” of 2.00% per quarter. If market interest rates rise, we may be able to invest our funds in debt instruments that provide for a higher return, which would increase our pre-incentive fee net investment income and make it easier for our investment adviser to surpass the fixed hurdle rate and receive an incentive fee based on such net investment income. Our pre-incentive fee net investment income used to calculate this part of the incentive fee is also included in the amount of our total assets (other than cash and cash equivalents but including assets purchased with borrowed funds) used to calculate the 1.5% base management fee.

Under the Existing Agreement, we pay the investment adviser an incentive fee with respect to our pre-incentive fee net investment income in each calendar quarter as follows:

•       no incentive fee in any calendar quarter in which our pre-incentive fee net investment income does not exceed the hurdle rate;

•       100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the hurdle rate but is less than 2.50% in any calendar quarter. We refer to this portion of our pre-incentive fee net investment income (which exceeds the hurdle rate but is less than 2.50%) as the “catch-up.” The “catch-up” is meant to provide our investment adviser with 20% of our pre-incentive fee net investment income as if a hurdle rate did not apply if this net investment income exceeds 2.50% in any calendar quarter; and

•       20% of the amount of our pre-incentive fee net investment income, if any, that exceeds 2.50% in any calendar quarter.

These calculations are appropriately pro rated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter.

The second part of the incentive fee is determined and payable in arrears as of the end of each calendar year (or upon termination of the investment advisory and management agreement, as of the termination date) and will equal 20.0% of our realized capital gains for the calendar year, if any, computed net of all realized capital losses and unrealized capital depreciation for such year. As a result of a limited scope examination of the Company by the SEC, we are seeking stockholder approval of the Restated Agreement to clarify that the means for calculating the capital gains portion of the incentive fee, as discussed above in the sections entitled “Reason for the Restated Agreement” and “The Restated Agreement”.

During the 2005 fiscal year, the Company and the investment adviser paid no brokerage commissions to any broker: (i) that is an affiliated person of the Company or the investment adviser; (ii) that is an affiliated person of such person; or (iii) an affiliated person of which is an affiliated person of the Company or the investment adviser, or any principal underwriter or administrator for the Corporation or the investment adviser.

For the 2005 fiscal year, the Company paid the investment adviser $6,146,194 in fees for services provided to the Company. The investment adviser will continue to provide these same services after the adoption of the Restated Agreement.

Payment of our expenses

All investment professionals of the investment adviser and its staff when and to the extent engaged in providing investment advisory and management services, and the compensation and routine overhead expenses of such personnel allocable to such services, are provided and paid for by Ares Capital

Management. We bear all other costs and expenses of our operations and transactions, including those relating to: organization; calculation of our net asset value (including the cost and expenses of any independent valuation firm); expenses incurred by Ares Capital Management payable to third parties, including agents, consultants or other advisers, in monitoring our financial and legal affairs and in monitoring our investments and performing due diligence on our prospective portfolio companies; interest payable on debt, if any, incurred to finance our investments; offerings of our common stock and other securities; investment advisory and management fees; administration fees; fees payable to third parties, including agents, consultants or other advisers, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; registration fees; listing fees; taxes; independent directors’ fees and expenses; costs of preparing and filing reports or other documents of the SEC; the costs of any reports, proxy statements or other notices to stockholders, including printing costs; to the extent we are covered by any joint insurance policies, our allocable portion of the insurance premiums for such policies; direct costs and expenses of administration, including auditor and legal costs; and all other expenses incurred by us or Ares Administration in connection with administering our business, such as our allocable portion of overhead under the administration agreement, including rent and our allocable portion of the salary and cost of our officers (including our chief compliance officer, our chief financial officer, and our vice president of investor relations and treasurer) and their staffs (including travel).

Indemnification

The Existing Agreement provides that, absent willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of the reckless disregard of its duties and obligations, Ares Capital Management, its members and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with it are entitled to indemnification from Ares Capital for any damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) arising from the rendering of Ares Capital Management’s services under the Existing Agreement or otherwise as an investment adviser of Ares Capital.

Our Investment Adviser

Ares Management, Inc. and Ares Partners Management Company LLC are the members of Ares Management LLC, and Ares Management Inc. manages Ares Management LLC. Antony P. Ressler is the manager of Ares Partners Management Company LLC. Ares Management LLC is the sole member of our investment adviser, Ares Capital Management LLC. The principal business address of each of the persons referred to the previous three sentences is 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067.

Certain members of our senior management and our chairman of the board has ownership and financial interests in Ares Partners Management Company LLC. Certain members of our senior management also serve as principals of other investment managers affiliated with Ares that may in the future manage investment funds with investment objectives similar to ours. In addition, certain of our executive officers and directors and the members of the investment committee of our investment adviser serve or may serve as officers, directors or principals of entities that operate in the same or related line of business as we do or of investment funds managed by our affiliates.  See “Certain Relationships and Related Transactions.”

The following individuals are the principal executive officers of our investment adviser. The principal business address of each such person is 1999 Avenue of the Stars, Suite 1900, Los Angeles, California 90067.

Name	Position	Principal occupation
Antony P. Ressler	President

Mr. Ressler is a founding member of Ares and functions as a Senior Partner in the Ares Private Equity Group and as a Senior Advisor to the Ares Capital Markets Group. Mr. Ressler also serves on the investment committee of all Ares funds.

David Sachs	Vice President	Mr. Sachs is a founding member of Ares and functions as Co-Portfolio Manager of the Capital Markets Group and serves as an Investment Committee member on all Ares funds.
John Kissick	Vice President

Mr. Kissick is a founding member of Ares and functions as a Senior Partner in the Private Equity Group as well as a Senior Advisor to all funds in Ares’ Capital Markets Group. Mr. Kissick also serves on the Investment Committee on all Ares funds.

Our chairman, Bennett Rosenthal, as well as our President, Michael Arougheti, our Chief Financial Officer, Daniel Nguyen, our Chief Compliance Officer and Secretary, Kevin Frankel, and our Vice President of Investor Relations and Treasurer, Merritt Hooper, are all also employees of our investment adviser. In addition, Mr. Rosenthal and Mr. Arougheti are members of the investment committee of our investment adviser.

The Restated Agreement

Under the Restated Agreement, the Existing Agreement will be amended and restated to clearly require the use of the cumulative method of the capital gains portion of the incentive fee.

Under the Restated Agreement, the amount of capital gains used to determine the Capital Gains Fee for any particular calendar year is calculated at the end of each applicable year by subtracting (a) the sum of the Corporation’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (b) the Corporation’s cumulative aggregate realized capital gains, in each case calculated from October 8, 2004.

If such amount is positive at the end of such year, then the Capital Gains Fee for such year is equal to 20.0% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years. If such amount is negative, then there is no Capital Gains Fee for such year.

The cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Company’s portfolio when sold and (b) the accreted or amortized cost basis of such investment.

The cumulative aggregate realized capital losses are calculated as the sum of the amounts by which (a) the net sales price of each investment in the Fund’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment.

The aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Fund’s portfolio as of the applicable Capital Gains Fee calculation date and (b) the accreted or amortized cost basis of such investment.

See the examples below regarding the calculation of the Capital Gains Fee.

EXAMPLES OF CALCULATION OF CAPITAL GAINS FEE

Alternative 1:

Assumptions

•       Year 1: $20 million investment made in Company A (“Investment A”), and $30 million investment made in Company B (“Investment B”)

•       Year 2: Investment A is sold for $50 million and fair market value (“FMV”) of Investment B determined to be $32 million

•       Year 3: FMV of Investment B determined to be $25 million

•       Year 4: Investment B sold for $31 million

The capital gains portion of the incentive fee, if any, would be:

•       Year 1: None

•       Year 2: Capital gains incentive fee of $6 million ($30 million realized capital gains on sale of Investment A multiplied by 20%)

•       Year 3: None;  $5 million (20% multiplied by ($30 million realized cumulative capital gains less $5 million cumulative capital depreciation)) less $6 million (previous capital gains fee paid in Year 2)

•       Year 4: Capital gains incentive fee of $200,000; $6.2 million ($31 million cumulative realized capital gains multiplied by 20%) less $6 million (capital gains fee paid in Year 2)

Alternative 2

Assumptions

•       Year 1: $20 million investment made in Company A (“Investment A”), $30 million investment made in Company B (“Investment B”) and $25 million investment made in Company C (“Investment C”)

•       Year 2: Investment A sold for $50 million, FMV of Investment B determined to be $25 million and FMV of Investment C determined to be $25 million

•       Year 3: FMV of Investment B determined to be $27 million and Investment C sold for $30 million

•       Year 4: FMV of Investment B determined to be $35 million

•       Year 5: Investment B sold for $20 million

The capital gains portion of the incentive fee, if any, would be:

•       Year 1: None

•       Year 2: Capital gains incentive fee of $5 million (20% multiplied by $25 million ($30 million realized capital gains on Investment A less $5 million unrealized capital depreciation on Investment B))

•       Year 3: Capital gains incentive fee of $1.4 million; $6.4 million (20% multiplied by $32 million ($35 million cumulative realized capital gains less $3 million unrealized capital depreciation)) less $5 million (capital gains fee paid in Year 2)

•       Year 4: None

•       Year 5: None; $5 million (20% multiplied by $25 million (cumulative realized capital gains of $35 million less realized capital losses of $10 million)) less $6.4 million (cumulative capital gains fee paid in Year 2 and Year 3)

Board Consideration of the Approval of the Amended and Restated Investment Advisory and Management Agreement

At a meeting of the board of directors of the Company held on February 24, 2006, the board of directors, including all of the directors who are not “interested persons” of the Company as defined in the Investment Company Act, unanimously voted to approve the Restated Agreement with the investment adviser. The independent directors had the opportunity to consult in executive session with counsel to the Company regarding the approval of the Agreement. In reaching a decision to approve the Restated Agreement, the board of directors reviewed a significant amount of information and considered, among other things:

(i)            the nature, extent and quality of the advisory and other services to be provided to the Company by the investment adviser;

(ii)        the investment performance of the Company and the investment adviser;

(iii)    the costs of the services to be provided by the investment adviser (including management fees, advisory fees and expense ratios) and the profits realized by the investment adviser;

(iv)      the limited potential for economies of scale in investment management associated with a larger capital base for investments in first and second lien senior loans and mezzanine debt and whether such limited economies of scale would benefit our stockholders;

(v)          our investment adviser’s estimated pro forma profitability with respect to managing us;

(vi)      the limited potential for additional benefits to be derived by our investment adviser and its affiliates as a result of our relationship with our investment adviser; and

(vii)  various other matters.

In approving the Restated Agreement, the entire board of directors, including all of the directors who are not “interested persons” made the following conclusions:

•     Nature, Extent and Quality of Services. The board of directors considered the nature, extent and quality of the investment selection process to be employed by our investment adviser, including the flow of transaction opportunities resulting from Ares Capital Management’s investment professionals’ significant capital markets, trading and research expertise, the employment of Ares Capital Management’s investment philosophy, diligence procedures, credit recommendation process, investment structuring, and ongoing relationships with and monitoring of portfolio companies, in light of the investment objectives of the Company. The board of directors also considered our investment adviser’s personnel and their prior experience in connection with the types of investments proposed to be made by us, including such personnel’s network of relationships with intermediaries focused on middle market companies. In addition, the board of directors considered the other terms and conditions of the investment advisory and management agreement. The board of directors concluded that the substantive terms of the investment advisory management agreement, including the services to be provided, are generally the same as those of comparable business development companies described in the market data then available and that it would be difficult to obtain similar services from other third party services providers or through an internally managed structure.  In addition, the board of directors considered the fact that we have the ability to terminate the investment advisory and management agreement without penalty upon 60 days’ written notice to the investment adviser. The board of directors further concluded that our investment adviser is served by a dedicated origination team of investment professionals, and that these investment professionals have historically focused on investments in middle market companies and have developed an investment process and an extensive network of relationships with intermediaries focused on middle market companies, which experience and relationships coincide with our investment objectives and generally equals or exceeds that of the management teams of other comparable business development companies described in the market data then available.

•     Investment Performance. The board of directors reviewed the long-term and short-term investment performance of the Company and the investment adviser, as well as comparative data with respect to the long-term and short-term investment performance of other business development companies and their externally managed investment advisers. The board of directors concluded that the investment adviser was delivering results consistent with the investment objectives of the Company and that the Company’s investment performance was generally above average when compared to comparable business development companies.

•     Costs of the Services Provided to the Company and the Profits Realized by the Investment Adviser. The board of directors considered comparative data based on publicly available information with respect to services rendered and the advisory fees (including the management fees and incentive fees) of other business development companies with similar investment objectives, our projected operating expenses and expense ratio compared to other business development companies with similar investment objectives, as well as the administrative services that our administrator, Ares Technical Administration LLC, will provide to us at cost. Based upon its review, the board of directors concluded that the fees to be paid under the investment advisory and management agreement are generally less than those payable under agreements of comparable business development companies described in the market data then available. In addition, the board of directors concluded  that our expected expenses as a percentage of net assets attributable to common stock are generally equal to or less than most typically incurred by comparable business development companies described in the market data then available.

•     Economies of Scale. The board of directors considered information about the potential of stockholders to experience economies of scale as the Company grows in size. The board of directors considered that because there are no break points in the investment advisers fees, any benefits resulting from the growth in the Company’s assets where the Company’s fixed costs did not increase proportionately, would not inure to the benefit of the stockholders.

•     Profitability of Investment Adviser. The board of directors concluded that the investment adviser’s pro forma profitability with respect to managing us was generally less than the profitability of investment advisers managing comparable business development companies described in the market data then available.

•     Additional Benefits Derived by Investment Adviser. The board of directors concluded that there is limited potential for additional benefits, such as soft dollar arrangements with brokers, to be derived by our investment adviser and its affiliates as a result of our relationship with our investment adviser.

•     Other Matters Considered. In addition, our board of directors considered the interests of senior management described in “Certain Relationships and Related Transactions” and concluded that the judgment and performance of our senior management will not be impaired by those interests. Our investment adviser does not manage any other accounts.

Based on the information reviewed and the discussions, the board of directors (including a majority of the directors who are not “interested persons”) concluded that the investment advisory and management fee rates are fair and reasonable in relation to the services to be provided and approved the Restated Agreement with the investment adviser as being in the best interests of the Company and the Company’s stockholders. The board of directors then directed that the Restated Agreement be submitted to stockholders for approval with the board of director’s recommendation that the stockholders of the Company vote to approve the Restated Agreement.

Conclusions.   In view of the wide variety of factors that our board of directors considered in connection with its evaluation of the investment advisory and management agreement, it is not practical to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the board of directors. Rather, our board of directors based its approval on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different factors. Based on its review of the abovementioned factors and discussion of the Restated Agreement, the board of directors approved the Restated Agreement as being in the best interests of the Company’s stockholders. The board of directors then directed that the Restated Agreement be submitted to stockholders for approval with the board of directors’ recommendation that stockholders of the Company vote to approve the Restated Agreement.

If the Company’s stockholders approve Proposal 3, the Restated Agreement will remain in full force and effect for one year from the date of the annual meeting, and will automatically renew for successive annual periods thereafter, but only so long as such continuance is specifically approved at least annually by both (i) the board of directors of the Company or by a majority of the outstanding voting securities (as defined in the Investment Company Act) of the Company, and (ii) the vote of a majority of those directors of the Company who are not parties to the Restated Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. The Existing Agreement will be amended and restated in its entirety upon the effective date of the Restated Agreement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING FOR THE RESTATED AGREEMENT.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR THE 2007 ANNUAL MEETING

Stockholders may present proper nominations of candidates for director or other proposals for inclusion in our proxy statement and proxy card for consideration at the next annual meeting of stockholders by submitting such nominations or proposals in writing to the Secretary of the Company in a timely manner, calculated in the manner provided in Rule 14a-8(e) of the Exchange Act, applicable state law and our Charter Documents. We expect that the 2007 Annual Meeting of Stockholders will be held in May 2007, but the exact date, time and location of such meeting have yet to be determined.

Deadlines for Submitting Stockholder Proposals for Inclusion in the Company’s Proxy Statement and Proxy Card

To be considered timely under Rule 14a-8(e) of the Exchange Act for inclusion in the Company’s proxy statement and proxy card for a regularly scheduled annual meeting, a stockholder’s nomination of a candidate for director or other proposal must be received at the Company’s principal executive offices not less than 120 calendar days before the anniversary of the date the Company’s proxy statement was released to stockholders for the previous year’s annual meeting. Accordingly, a stockholder’s nomination of a candidate for director or other proposal must be received no later than December 20, 2006 in order to be included in the Company’s proxy statement and proxy card for the 2007 Annual Meeting.

Deadlines for Submitting Notice of Stockholder Proposals for Consideration at the Company’s Annual Meeting

The deadline for submitting notice of a stockholder’s nomination of a candidate for director or other proposal for consideration at the 2007 Annual Meeting, under the Company’s current Bylaws is not earlier than the 150th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, a stockholder’s nomination of a candidate for director or other proposal must be received no earlier than November 20, 2006 and no later than 5:00 p.m., Eastern Time, on December 20, 2006 in order to be considered at the 2007 Annual Meeting. In order to be considered timely, such notice shall be delivered to the Secretary at the principal executive office of the Company and shall set forth all information required under Section 11 of Article II of the Company’s Bylaws.

OTHER MATTERS

The board of directors is not aware of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of stockholders arise, it is the intention of the persons named in the proxies to vote in accordance with their discretion on such matters.

You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

By Order of the Board of Directors,

Bennett Rosenthal
Chairman of the Board of Directors

Los Angeles, California
April 11, 2006

EXHIBIT A

AMENDED AND RESTATED
INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
BETWEEN
ARES CAPITAL CORPORATION
AND
ARES CAPITAL MANAGEMENT LLC

Agreement made this       day of                  2006, by and between ARES CAPITAL CORPORATION, a Maryland corporation (the “Corporation”), and ARES CAPITAL MANAGEMENT LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Corporation is a closed-end management company that has elected to be treated as a business development company under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, the Adviser is an investment adviser that has registered under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, on September 30, 2004, the Corporation and the Adviser entered into an Investment Advisory and Management Agreement (the “Original Agreement”), pursuant to which the Adviser agreed to furnish investment advisory services to the Corporation, that they now wish to amend and restate in its entirety.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree that the Original Agreement is hereby amended and restated in its entirety to read as follows (and that the Original Agreement shall be deemed of no further force and effect whatsoever):

1.   Duties of the Adviser.

(a)    The Corporation hereby employs the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the Board of Directors of the Corporation (the “Board”), for the period and upon the terms herein set forth,

(i)    in accordance with the investment objectives, policies and restrictions that are determined by the Corporation’s Board of Directors from time to time and disclosed to the Adviser, which objectives, policies and restrictions shall initially be those set forth in the Corporation’s Registration Statement on Form N-2, filed with the Securities and Exchange Commission (the “SEC”) on October 12, 2005 (the “Registration Statement”),

(ii)   in accordance with the Investment Company Act and

(iii)  during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Corporation’s charter and by-laws.

Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement,

(i)    determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)   identify, evaluate and negotiate the structure of the investments made by the Corporation;

(iii)  close and monitor the Corporation’s investments;

(iv)  determine the securities and other assets that the Corporation will purchase, retain, or sell;

(v)    perform due diligence on prospective portfolio companies; and

(vi)  provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds.

The Adviser shall have the power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation’s investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to incur debt financing, the Adviser will arrange for such financing on the Corporation’s behalf, subject to the oversight and approval of the Board. If it is necessary for the Adviser to make investments on behalf of the Corporation through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.

(b)   The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c)    Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in providing the investment advisory services required to be provided by the Adviser under Section 1(a) of this Agreement. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation’s investment objectives and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the oversight of the Adviser and the Corporation. The Adviser, and not the Corporation, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law. Nothing in this subsection (c) will obligate the Adviser to pay any expenses that are the expenses of the Corporation under Section 2.

(d)   The Adviser, and any Sub-Adviser, shall for all purposes herein provided each be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(e)    The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation’s request, provided that the Adviser may retain a copy of such records.

2.   Corporation’s Responsibilities and Expenses Payable by the Corporation.   All investment professionals of the Adviser and its staff, when and to the extent engaged in providing investment advisory services required to be provided by the Adviser under Section 1(a), and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Corporation. The Corporation will bear all costs and expenses of its operations and transactions, including those relating to:

•       organization;

•       calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firm);

•       expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors, in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and performing due diligence on its prospective portfolio companies;

•       interest payable on debt, if any, incurred to finance the Corporation’s investments;

•       offerings of the Corporation’s common stock and other securities;

•       investment advisory and management fees;

•       administration fees, if any, payable under the Administration Agreement (the “Administration Agreement”) between the Corporation and Ares Technical Administration, LLC or any successor thereto (the “Administrator”), the Corporation’s administrator;

•       fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments;

•       transfer agent and custodial fees;

•       federal and state registration fees;

•       all costs of registration and listing the Corporation’s shares on any securities exchange;

•       federal, state and local taxes;

•       independent directors’ fees and expenses;

•       costs of preparing and filing reports or other documents required by governmental bodies (including the SEC);

•       costs of any reports, proxy statements or other notices to stockholders, including printing costs;

•       the Corporation’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums;

•       direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and

•       all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business (including payments under the Administration Agreement between the Corporation and the Administrator based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Corporation’s officers and their respective staffs (including travel expenses)).

3.   Compensation of the Adviser.   The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Corporation shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct. To the extent permitted by applicable law, the Adviser may elect, or the Corporation may adopt a deferred compensation plan pursuant to which the Adviser may elect, to defer all or a portion of its fees hereunder for a specified period of time.

(a)    The Base Management Fee shall be 1.50% per annum of the Corporation’s total assets (other than cash or cash equivalents but including assets purchased with borrowed funds).  For services rendered during the period commencing from October 8, 2004 (the “Commencement Date”), through and including the end of the first calendar quarter of the Corporation’s operations, the Base Management Fee will be payable monthly in arrears. For services rendered after such time, the Base Management Fee will be payable quarterly in arrears. Until January 1, 2005, the Base Management Fee will be calculated based on the initial value of the Corporation’s total assets after giving effect to the purchase of the portfolio assets (the “Portfolio”) as contemplated by the Agreement Regarding Purchase of Loan Portfolio, dated as of September 16, 2004, by and between the Corporation and Royal Bank of Canada (other than cash or cash equivalents but including assets purchased with borrowed funds). Subsequently, the Base Management Fee will be calculated based on the average value of the Corporation’s total assets (other than cash or cash equivalents but including assets purchased with borrowed funds) at the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter. Base Management Fees for any partial month or quarter will be appropriately pro rated.

(b)   The Incentive Fee shall consist of two parts, as follows:

(i)    One part will be calculated and payable quarterly in arrears based on the Pre-Incentive Fee net investment income for the quarter. “Pre-Incentive Fee net investment income” means interest income, dividend income and any other income (including any other fees (other than fees for providing managerial assistance), such as commitment, origination, structuring, diligence and consulting fees or other fees that the Corporation receives from portfolio companies) accrued by the Corporation during the calendar quarter, minus the Corporation’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee).

Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as market discount, debt instruments with payment-in-kind interest, preferred stock with payment-in-kind dividends and zero coupon securities), accrued income that we have not yet received in cash. Pre-Incentive Fee net investment income does not include any realized capital gains, realized and unrealized capital losses or unrealized capital appreciation or depreciation.

Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Corporation’s net assets (defined as total assets less indebtedness) at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 2.00% per quarter (8% annualized). The Corporation will pay the Adviser an Incentive Fee with respect to the Corporation’s pre-Incentive Fee net investment income in each calendar quarter as follows:

(A)  no Incentive Fee in any calendar quarter in which the Corporation’s pre-Incentive Fee net investment income does not exceed the hurdle rate;

(B)  100% of the Corporation’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate but is less than 2.50% in any calendar quarter (10% annualized); and

(C)  20% of the amount of the Corporation’s pre-Incentive Fee net investment income, if any, that exceeds 2.50% in any calendar quarter (10% annualized).

These calculations will be appropriately pro rated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter.

(ii)   The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each calendar year (or upon termination of this Agreement as set forth below), commencing with the calendar year ending on December 31, 2004, and is calculated at the end of each applicable year by subtracting (1) the sum of the Corporation’s cumulative aggregate realized capital losses and aggregate unrealized capital depreciation from (2) the Corporation’s cumulative aggregate realized capital gains, in each case calculated from the Commencement Date. If such amount is positive at the end of such year, then the Capital Gains Fee for such year is equal to 20.0% of such amount, less the aggregate amount of Capital Gains Fees paid in all prior years. If such amount is negative, then there is no Capital Gains Fee for such year. If this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

For purposes of this Section 3(b)(ii):

The cumulative aggregate realized capital gains are calculated as the sum of the differences, if positive, between (a) the net sales price of each investment in the Corporation’s portfolio when sold and (b) the accreted or amortized cost basis of such investment.

The cumulative aggregate realized capital losses are calculated as the sum of the amounts by which (a) the net sales price of each investment in the Corporation’s portfolio when sold is less than (b) the accreted or amortized cost basis of such investment.

The aggregate unrealized capital depreciation is calculated as the sum of the differences, if negative, between (a) the valuation of each investment in the Corporation’s portfolio as of the applicable Capital Gains Fee calculation date and (b) the accreted or amortized cost basis of such investment.

This amendment and restatement of the Original Agreement shall not be treated as such a termination.

(iii)  Payment of any Incentive Fee otherwise earned by the Adviser shall be deferred (“Deferred Incentive Fees”) if, during the most recent four full calendar quarter period ending on or prior to the date such payment is to be made, the sum of (a) the Corporation’s aggregate distributions to its stockholders and (b) the change in the Corporation’s net assets (before taking into account any incentive fees payable during that period) is less than 8.0% of the Corporation’s net assets at the beginning of such period. These calculations will be appropriately pro rated for the first three calendar quarters after the date of the Original Agreement and adjusted for any share issuances or repurchases during the relevant period. Any Deferred Incentive Fees shall be carried over for payment in subsequent calculation periods by the Corporation, to the extent such payment could be otherwise be made under this Agreement.

4.   Covenants of the Adviser.   The Adviser covenants that it is registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.   Excess Brokerage Commissions.   The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and constitutes the best net results for the Corporation.

6.   Limitations on the Employment of the Adviser.   The services of the Adviser to the Corporation are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation, and nothing in this Agreement shall limit or restrict the right of any member, manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Corporation, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

7.   Responsibility of Dual Directors, Officers and/or Employees.   If any person who is a member, manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such member, manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Corporation, and not as a member, manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8.   Limitation of Liability of the Adviser; Indemnification.   The Adviser, its members and their respective officers, managers, partners, agents, employees, controlling persons, members and any other person affiliated with any of them (collectively, the “Indemnified Parties”), shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services. The Corporation shall indemnify, defend and protect the Indemnified Parties (each of whom shall be deemed a third party beneficiary hereof) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the foregoing provisions of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of any Indemnified Party’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

9.   Effectiveness, Duration and Termination of Agreement.   This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for one year after such date, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by

(a)    the vote of the Board, or by the vote of stockholders holding a majority of the outstanding voting securities of the Corporation and

(b)   the vote of a majority of the Corporation’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any party to this Agreement, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of stockholders holding a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation’s Directors or by the Adviser.

This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration and Section 8 shall continue in full force and effect and apply to the Adviser and its representatives as and to the extent applicable.

10.   Amendments of this Agreement.   This Agreement may not be amended or modified except by an instrument in writing signed by all parties hereto, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

11.   Governing Law.   This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including without limitation Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

12.   No Waiver.   The failure of either party to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

13.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

14.   Headings.   The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

15.   Counterparts.   This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

16.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at their respective principal executive office addresses.

17.   Entire Agreement.   This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings (including the Original Agreement), both written and oral, between the parties with respect to such subject matter.

18.   Certain Matters of Construction.

(a)    The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b)   Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c)    The word “including” shall mean including without limitation.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

ARES CAPITAL CORPORATION
By:
Name:
Title:
ARES CAPITAL MANAGEMENT LLC
By:
Name:
Title:

DETACH HERE

ARES CAPITAL CORPORATION

C/O COMPUTERSHARE INVESTOR SERVICES, LLC
2 N. LaSalle Street
Chicago, IL 60602
Attention: Charlie Zade

PROXY
ARES CAPITAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF ARES CAPITAL CORPORATION FOR ANNUAL MEETING OF STOCKHOLDERS
MAY 30, 2006

The undersigned hereby appoints Michael J. Arougheti, Bennett Rosenthal and Kevin A. Frankel, or any one of them, and each with full power of substitution, to act as attorneys and proxies for the undersigned to attend the Annual Meeting of Stockholders of the Company to be held at The Hyatt Regency Century Plaza, 2025 Avenue of the Stars, Los Angeles, California 90067, on May 30, 2006 at 1:00 p.m., Pacific Coast Time, and any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally at the meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and a Proxy Statement, the terms of which are incorporated herein by reference, and revokes any proxy heretofore given in respect to such meeting.

THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST AS INSTRUCTED HEREIN.  IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” PROPOSALS 1, 2 AND 3.  The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter, including proposal 4, and including a motion to adjourn or postpone the meeting to another time and/or place for the purpose of soliciting additional proxies, that may properly come before the meeting or any adjournment or postponement thereof. At the present time, the board of directors knows of no other business to be presented at the meeting.

Please mark, sign and return this proxy in the enclosed envelope. Your vote is important. Please vote immediately. CONTINUED AND TO BE SIGNED ON REVERSE SIDE

PROPOSALS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS NO. 1, 2, AND 3.

1.

To elect the following two persons (except as marked to the contrary) as Class II directors of the Company for a three year term expiring in 2009, and until their successors are duly elected and qualify.

			For	Withhold
01	-	Robert L. Rosen	☐	☐
02	-	Bennett Rosenthal	☐	☐

2.		To ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006.			FOR ☐	AGAINST ☐	ABSTAIN ☐

3.		To approve an amended and restated investment advisory and management agreement between the Company and Ares Capital Management as described in the proxy statement.			FOR ☐	AGAINST ☐	ABSTAIN ☐

4.		To vote and otherwise represent the undersigned on such other matters as may properly come before the meeting or any adjournment or postponement thereof.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT ☐

Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE:  Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign.  When signing as an attorney, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature:	Date:	Signature:	Date: